EXHIBIT 99.1

Verso Corporation Announces Board Chairman Succession Plan

MIAMISBURG, Ohio – (October 9, 2017) – Verso Corporation (NYSE: VRS) today announced that Robert M. Amen, chairman of the company’s board of directors, has decided not to stand for reelection at the company’s 2018 annual meeting of stockholders and, in connection with his decision, has resigned as chairman of the board effective October 6, 2017. In connection with Amen’s resignation as chairman, the Verso board has selected Eugene I. Davis, chair of the Strategic Advisory Committee and chair of the Finance and Planning Committee of the board, and Alan J. Carr, chair of the Compensation Committee of the board, as interim co-chairmen of the board.

In a joint statement, Davis and Carr said, “On behalf of the entire board, we want to express our gratitude to Rob for his service to Verso. With grace, wisdom and dedication, Rob led by example as chairman of the board. We are pleased that he intends to remain on the board until the end of his term as a director, and we wish him the best in all of his future endeavors.”

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

EXHIBIT 99.1

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2016 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:

investor.relations@versoco.com

937-528-3220

Media contact:

Kathi Rowzie, Vice President, Communications and Public Affairs

937-528-3700

kathi.rowzie@versoco.com